As filed with the Securities and Exchange Commission on April 2, 2024

Registration No. 333-196723

Registration No. 333-199908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-196723

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-199908

UNDER
THE SECURITIES ACT OF 1933

MiX TELEMATICS LIMITED

(Exact name of registrant as specified in its charter)

Republic of South Africa	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

750 Park of Commerce Blvd, Suite 310

Boca Raton, Florida 33487

(Address of Principal Executive Offices, including Zip Code)

TeliMatrix Group Executive Incentive Scheme
MiX Telematics Limited Long-Term Incentive Plan

(Full Title of the Plans)

Paul Dell
Chief Financial Officer
MiX Telematics Limited
750 Park of Commerce Blvd, Suite 310
Boca Raton, Florida 33487
(887) 585-1088

(Name, address and telephone number of agent for service)

Copies to:

Marjorie Sybul Adams, Esq.

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Tel: (212) 335-4500

Fax: (212) 335-4501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

MiX Telematics Limited, a public company incorporated under the laws of the Republic of South Africa (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) with respect to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all of the Registrant’s ordinary shares, no par value (the “Registrant’s Ordinary Shares”), including those represented by the Registrant’s American Depositary Shares (the “Registrant’s ADSs”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement on Form S-8 (No. 333-196723), filed with the SEC on June 13, 2014, registering 81,400,000 of the Registrant’s Ordinary Shares under the TeliMatrix Group Executive Incentive Scheme; and

•	Registration Statement on Form S-8 (No. 333-199908), filed with the SEC on November 6, 2014, registering 78,751,250 of the Registrant’s Ordinary Shares under the MiX Telematics Limited Long-Term Incentive Plan.

On April 2, 2024, pursuant to transactions contemplated by the Implementation Agreement (the “Agreement”), by and among the Registrant, Powerfleet, Inc., a Delaware corporation (“Powerfleet”), and Main Street 2000 Proprietary Limited, a private company incorporated in the Republic of South Africa and a wholly owned subsidiary of Powerfleet (“Powerfleet Sub”), Powerfleet Sub acquired all of the Registrant’s Ordinary Shares, including those represented by the Registrant’s ADSs, through the implementation of a scheme of arrangement in accordance with Sections 114 and 115 of the South African Companies Act, No. 71 of 2008, with the Registrant surviving as an indirect, wholly owned subsidiary of Powerfleet.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold or unissued at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on this 2nd day of April, 2024.

MIX TELEMATICS LIMITED

By:	/s/ Paul Dell
Name:	Paul Dell
Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 of the Securities Act of 1933.